                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


                                FORM 8-K

                             CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934



     Date of Report (date of earliest event reported): January 12, 1995




                           XEROX CORPORATION
         (Exact name of registrant as specified in its charter)



         New York              1-4471                16-0468020
         (State or other       (Commission File      (IRS Employer
         jurisdiction of       Number)               Identification
         incorporation)                              No.)


                         800 Long Ridge Road
                            P. O. Box 1600
                   Stamford, Connecticut  06904-1600
           (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code: (203) 968-3000



                   This document consists of 3 pages.



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Item 5.   Other Events

On January 12, 1995 Xerox Corporation (the "Company") and The Rank Organisation plc ("RO") announced the signing of a letter of intent for the Company to acquire 40 percent of Rank Organisation's financial interest in Rank Xerox Limited and related companies ("Rank Xerox"). Under terms of the agreement, the Company will pay Rank Organisation 620 million U.K. Pounds Sterling, or approximately $960 million, in cash, increasing the Company's financial interest in Rank Xerox to about 80 percent, from 67 percent.

RO will transfer its interest in Rank Xerox to a new U.K. company which will be owned jointly by Xerox and RO. RO will have a 60 percent and Xerox will have a 40 percent financial interest in the profits and dividends of the new U.K. company.

The Company estimates that the transaction will increase its earnings per share, will have a neutral to slightly positive cash flow impact in 1995, and will have a positive impact on cash flow going forward.

The transaction will have no effect on the operations of Rank Xerox and Fuji Xerox.

The Company believes that its increased financial interest in Rank Xerox will enhance shareholder value and improve its future earnings potential by expanding its economic presence in the global document processing market. The Company is optimistic about the potential for all of the Rank Xerox markets, including the markets in Eastern Europe, the former Soviet Union, Africa, China, India and the Pacific Rim through Fuji Xerox.

The transaction will be funded from cash flow, including the expected proceeds from the announced sale of Constitution Re Corporation, and new borrowings, initially with commercial paper. The Company has ample capacity within its U.S. revolving credit agreements aggregating $5 billion to support commercial paper borrowings. The Company may subsequently fund out longer term a portion of the $960 million. The Company does not intend to issue new equity to fund this transaction.

This transaction results in goodwill of approximately $560 million. The goodwill will be amortized over 40 years resulting in an annual PBT and PAT impact of $14 million. Minorities' interest will decline by approximately $400 million.

The net effect of the increased debt and the reduced equity (minorities' interest) will increase the non-financing debt-to-capital ratio by approximately 9 percentage points. Expected cash proceeds from the sale of Constitution Re, which will be used to pay down debt, will reduce the non-financing debt-to-capital ratio by 3 percentage points.

The signing of the letter of intent has been approved by the boards of directors of Xerox and RO. It is anticipated that the transaction will close around the end of March, subject to the signing of definitive agreements and customary closing conditions. The transaction must also be approved by RO shareholders.

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                               SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                           XEROX CORPORATION


                                           Martin S. Wagner
                                           Assistant Secretary

Dated:  January 12, 1995

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